Exhibit 99.1

News Release	3101 Wilson Boulevard, Suite 700 Arlington, VA 22201

Contacts:

Brian J. Clark, Executive Vice President and Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Financial Results

for Fourth Quarter and Fiscal Year 2009

Highlights:

•                  Fourth Quarter revenues up 22%, 10% organic(1), to $212.4 million;

•                  Fiscal Year 2009 revenues up 29%, 19% organic(1), to $779.7 million;

•                  Fiscal Year 2009 operating income up 39%, operating margin 8.5%; and

•                  Diluted EPS of $0.44 for fourth quarter, $1.56 for fiscal year 2009, both exceed guidance.

ARLINGTON, Va. — May 13, 2009 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record revenues and earnings for both its fourth quarter and full fiscal year 2009 ended March 31, 2009.

Fourth-quarter and fiscal year 2009 revenues were at the high end of company guidance, and diluted EPS exceeded the high end of company guidance by $0.01 for both periods. Stanley’s revenue growth for the fourth quarter resulted primarily from expansion of the U.S. Army’s global RESET efforts; support for the U.S. Central Command’s biometrics programs in Iraq and Afghanistan; provision of IT services for various Department of Defense customers; and support services to the U.S. Army’s Intelligence and Security Command (INSCOM).

Fourth-Quarter Fiscal Year 2009 Results:

Revenues for the fourth quarter ended March 31, 2009 were $212.4 million, an increase of 22 percent over fourth-quarter fiscal year 2008 revenues of $173.5 million. Organic revenue growth was 10 percent. EBITDA(2) was $21.5 million for the quarter, an increase of 36 percent over EBITDA of $15.8 million in the year-ago quarter, driven by organic revenue growth, the acquisition of Oberon Associates,

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows management and investors to better assess the underlying growth rate of the company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because it is one of the measures used by our board of directors and management to evaluate our business and we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

Inc. in July 2008 and improved EBITDA margin. EBITDA margin for the fourth quarter was 10.1 percent compared with 9.1 percent a year earlier, due primarily to a greater proportion of more profitable time-and-materials and fixed-price contracts, as opposed to cost-plus-fee contracts. Operating income was $18.5 million, up 32 percent from $14.0 million in the same quarter of last fiscal year. Operating margin was 8.7 percent versus 8.1 percent in the fourth quarter of fiscal 2008. The increases in operating income and margin resulted primarily from the factors improving EBITDA, partially offset by the amortization of purchased intangibles related to the acquisition of Oberon.

Net income for the quarter was $10.5 million versus $7.7 million a year ago. Diluted earnings per share for the quarter was $0.44 compared with diluted earnings per share of $0.33 for the fourth quarter of fiscal year 2008.

Contract backlog at March 31, 2009 was $2.0 billion up from $1.8 billion at March 31, 2008.

Fourth-Quarter Fiscal Year 2009 and Recent Operational Highlights:

•                  Fourth-quarter bookings totaled $103 million. Fiscal 2009 bookings totaled $955 million, equating to a book-to-bill ratio of 1.2:1.

•                  Among recent new business awards and additional tasking:

•                  A $120 million, three-year, time-and-materials contract to provide lifecycle software engineering services to the U.S. Army;

•                  Nearly $30 million in awards with classified customers in the intelligence community;

•                  A $19.3 million, five-year, time-and-materials contract to provide engineering and advanced component technology services, including micro-, nano-, and photonic-technology research and development, for the U.S. Army Weapons Sciences Directorate, Research Development and Engineering Command;

•                  A $1.7 million, one-year, cost-plus-incentive fee contract for Biometric Multispectral Fingerprinting by the U.S. Army Information Technology, E-Commerce and Commercial Contracting Center — West;

•                  A 10-year multiple award/indefinite-delivery, indefinite-quantity (MA/IDIQ) Alliant contract by the U.S. General Services Administration; and

•                  A five-year MA/IDIQ contract to support the development and training of Battle Command technology with the U.S. Army Fires support communities.

Fiscal Year 2009 Results:

For the fiscal year ended March 31, 2009, revenue increased 29 percent to $779.7 million compared with $604.3 million for fiscal year 2008. Organic revenue growth for fiscal year 2009 was 19 percent. EBITDA for the year increased 40 percent to $76.9 million compared with $54.9 million for fiscal year 2008, driven by organic revenue growth, the acquisition of Oberon Associates, Inc. in July 2008 and improved EBITDA margin. EBITDA margin for fiscal year 2009 was 9.9 percent, up from 9.1 percent for fiscal year 2008. EBITDA margin increased primarily as a result of a greater proportion of more profitable time-and-materials and fixed-price contracts, as opposed to cost-plus-fee contracts, and continued efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base. Operating income for fiscal year 2009 was $66.7 million, an increase of 39 percent over operating income of $47.9 million for the prior fiscal year. Operating margin for fiscal year 2009 was 8.5 percent compared with 7.9 percent for fiscal year 2008. Operating income and margin increased year-over-year primarily as a result of the factors improving EBITDA and EBITDA margin, partially offset by the amortization of purchased intangibles related to the acquisition of Oberon.

Net income for fiscal year 2009 was $37.2 million compared with net income of $26.2 million for fiscal year 2008. Diluted earnings per share for fiscal year 2009 was $1.56 compared with diluted earnings per share of $1.12 for fiscal year 2008.

Cash flow from operations for fiscal year 2009 was $44.5 million, reflecting $6.0 million of operating cash flow for the fourth quarter of fiscal 2009. Days sales outstanding (DSO) for the fourth quarter was 79 days, up from 78 days for the third quarter of fiscal year 2009.

“I am very pleased with Stanley’s performance in fiscal year 2009, particularly the growth realized in our IT and intelligence business areas, which contributed significantly to margin improvement,” said Phil Nolan, Stanley’s chairman, president and CEO. “In a very challenging environment, our strong contract backlog and pipeline of new opportunities give us confidence in our ability to continue to generate solid organic revenue growth and profitability in fiscal year 2010.”

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for its first quarter and full fiscal year 2010. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	First Quarter Fiscal Year 2010 Ending June 26, 2009	Fiscal Year 2010 Ending March 31, 2010

Revenues	$206 — $215 million	$850 — $930 million
Diluted EPS	$0.41 — $0.43	$1.65 — $1.79
Diluted projected share count	23.8 — 23.9 million	24.1 — 24.2 million

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal fourth-quarter and fiscal year 2009 results. To obtain the dial-in number, please contact Rashida Gofney at (703) 310-3209. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley, Inc.

Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense, intelligence and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has more than 4,700 employees at over 100 locations in the U.S. and worldwide. Stanley has been recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For” from 2007 through 2009. Please visit www.stanleyassociates.com for more information.

Any statements in this press release about our expectations about future financial performance, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended

March 31, 2008, our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 27, 2008, September 26, 2008 and December 26, 2008, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. Except as required by law, we assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Revenues	$212,437	$173,539	$779,679	$604,342

Operating costs and expenses:
Cost of revenues	177,897	148,705	653,672	512,243
Selling, general and administrative	13,011	9,060	49,114	37,242
Amortization of deferred compensation	62	62	250	267
Depreciation and amortization	2,944	1,690	9,988	6,695
Total operating costs and expenses	193,914	159,517	713,024	556,447
Operating income	18,523	14,022	66,655	47,895

Other income (expense):
Other income	6	3	26	19
Interest expense - net	(1,256)	(659)	(5,397)	(3,779)
Total other expenses	(1,250)	(656)	(5,371)	(3,760)
Income before taxes	17,273	13,366	61,284	44,135

Provision for income taxes	(6,765)	(5,652)	(24,054)	(17,971)
Net income	$10,508	$7,714	$37,230	$26,164

Earnings per share:
Basic	$0.46	$0.34	$1.63	$1.18
Diluted	$0.44	$0.33	$1.56	$1.12

Weighted-average shares:
Basic	22,910	22,474	22,819	22,133
Diluted	23,823	23,557	23,814	23,414

Condensed Consolidated Balance Sheets

(unaudited)

 (in thousands, except share and per share data)

	March 31, 2009	March 31, 2008
Assets

Current Assets:
Cash	$1,811	$271
Accounts receivable - net	187,680	160,928
Prepaid and other current assets	6,766	4,644
Total current assets	196,257	165,843

Property and equipment - net	19,552	12,894
Goodwill	262,705	113,615
Intangible assets - net	15,557	8,088
Deferred taxes	4,212	3,343
Other assets	3,269	2,272
Total assets	$501,552	$306,055

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$21,528	$29,628
Accrued expenses and other liabilities	79,841	62,649
Current portion of long-term debt	1,000	1,000
Income taxes payable	2,034	5,836
Total current liabilities	104,403	99,113

Line of credit	135,030	—
Long-term debt — net of current portion	34,500	35,500
Other long-term liabilities	10,396	4,738
Total liabilities	284,329	139,351

Commitments and contingencies:
Stockholders’ equity
Common stock	238	228
Additional paid-in capital	96,957	83,970
Retained earnings	121,434	84,204
Accumulated other comprehensive loss	(886)	(929)
Deferred compensation	(520)	(769)
Total stockholders’ equity	217,223	166,704
Total liabilities and stockholders’ equity	$501,552	$306,055

Organic Revenue Growth Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	Mach 31, 2009	March 31, 2008	Percent Growth
Total revenues, as reported	$212,437	$173,539	22%
Plus: Revenues from acquired companies for the comparable prior year period	—	19,991

Organic revenues	$212,437	$193,530	10%

	Fiscal Year Ended
	March 31, 2009	March 31, 2008	Percent Growth
Total revenues, as reported	$779,679	$604,342	29%
Plus: Revenues from acquired companies for the comparable prior year period	—	50,925

Organic revenues	$779,679	$655,267	19%

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Fiscal Year Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Net income	$10,508	$7,714	$37,230	$26,164
Provision for income taxes	6,765	5,652	24,054	17,971
Interest expense - net	1,256	659	5,397	3,779
Other income	(6)	(3)	(26)	(19)
Depreciation and amortization	2,944	1,690	9,988	6,695
Amortization of deferred compensation	62	62	250	267

EBITDA	$21,529	$15,774	$76,893	$54,857

Revenue	$212,437	$173,539	$779,679	$604,342

EBITDA Margin	10.1%	9.1%	9.9%	9.1%

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